EXHIBIT 11.1
GRAVITY CO., LTD.

CODE OF ETHICS

Chapter I. Introduction
The purpose of this Code of Ethics (this “Code”) is to provide guidelines for the directors, officers and employees of Gravity Co., Ltd. (the “Company”) in conducting business activities of the Company, such that the Company shall be able to carry out its business in an ethical and fair manner in accordance with applicable laws and governmental rules and regulations.
This Code applies to all directors, officers and employees of the Company (collectively, the “Personnel”), and all Personnel must comply with this Code and seek to avoid even the appearance of improper behavior. This Code covers a wide range of business practices and procedures, but does not and cannot address every potential issue or concern that may arise in the course of the day-to-day operation of the Company. Instead, this Code sets out the basic principles to guide those to whom this Code applies. This Code will be made accessible to and, where and as appropriate, adhered to by the Company’s agents and representatives, including consultants.
In particular, this Code is designed to deter wrongdoing and to:
•	Promote honest and ethical conduct (including fair dealing and ethical handling of conflicts of interest);

•	Promote full, fair, accurate, timely and understandable disclosure;

•	Promote compliance with applicable laws and governmental rules and regulations; and

•	Ensure the protection of the Company’s legitimate business interests, including its business opportunities, assets and confidential information.
The Personnel should understand the importance of conducting business of the Company with honesty, integrity and fairness and act in accordance with the spirit of this Code.
The Personnel should clearly recognize that their actions are the foundation of the Company’s reputation and adhering to this Code and applicable law is of the utmost importance. Therefore, the Personnel are expected to read the policies set forth in this Code and ensure that they understand and comply with them. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company shall not allow retaliation against any Personnel for such report made in good faith.
Chapter II. Responsibilities and Obligations under this Code
1. Applicable Laws, Regulations and Policies
The Personnel shall comply with all applicable laws, rules and regulations where the Company conducts its business. The Personnel should try to become familiar with the major laws and regulations relevant to the business of the Company, and ask questions to the Company’s Chief Compliance Officer (the “CCO”) whenever there is any uncertainty or doubt as to whether a contemplated action is in compliance with applicable laws, rules and regulations.
2. Relationship with the Company’s Customers
The Company seeks to be a leading developer and publisher of online games, and to provide satisfactory service to users of its online games and other related products (the “customers”). To this end, the Personnel shall abide by the following principles:
•	The Company shall act in good faith in its dealings with its customers.

•	The Company shall respect the views of its customers, including suggestions and requests made by the customers concerning services offered by the Company. Moreover, the Company shall seek to address all customer complaints promptly and fairly.

•	The Company shall provide its customers with all facts which the customers should be aware of concerning the services offered by the Company, including any change to the terms and conditions of use.
The Personnel shall maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is duly authorized or legally mandated. Confidential information includes all non-public information that may be of use to the Company’s competitors, or harmful to the Company or its customers, if disclosed.
3. Relationship with the Company’s Shareholders
The Company shall endeavor to maximize shareholder value. The Personnel shall implement the following principles.
•	The Company shall seek to maximize shareholder value by achieving profitability through sound management.

•	The Company shall respect the rights of its shareholders, including the right to obtain adequate access to information concerning management and corporate decision-making.
4. Employment Practices

The Personnel shall seek to create a workplace environment that is harmonious, respectful of the rights of all Personnel, and conducive to attaining excellence in the quality of service provided to the Company’s customers. The Personnel of the Company shall respect each other as a member of the same community, and shall endeavor to create and maintain a harmonious corporate culture.
To achieve the foregoing objective, the following principles shall be implemented at all times.
•	The Company shall not engage in any discriminatory employment practice, whether on the basis of place of birth, gender, marital status, physical disability or any other characteristic whether or not protected by law.

•	Sexual harassment is strictly prohibited on the part of the Personnel as well as any party providing services to the Company, including temporary worker, independent contractor or other professional service provider of the Company.

•	Personnel decisions, including promotion, shall be made fairly based on merit; that is, capability, effort and degree of contribution made by the Personnel concerned to the success of the Company’s business.
If any Personnel reports any instance of discriminatory practice or an act of harassment, which shall be made to the CCO, the Company shall take immediate action to address any such wrongdoing.
5. Relationship with the Company’s Competitors and Business Partners
The Company prides itself on being a responsible corporate citizen. The Company shall continue to abide by the following principles:
•	The Company shall respect its competitors and compete fairly and honestly with them. The Company shall not seek competitive advantage obtained through unethical or illegal means.

•	The Company shall not take unfair advantage of any person through concealment, manipulation or abuse of privileged information, misrepresentation of material facts or any unfair business practice.
6. Conflicts of Interest
A “conflict of interest” occurs when the private interest of a Personnel interferes in any way — or even appears to interfere — with the interests of the Company. A conflict situation can arise when a Personnel takes actions or has interests that may make it difficult to perform his or her duty to the Company in an objective and effective manner. Conflict of interest adversely affects the Company and shall be avoided to the fullest extent possible. In this regard, the Personnel shall comply with the following guidelines:
•	The Personnel shall not take for themselves personally opportunities that are discovered through the use of corporate property, information or position.

•	The Personnel shall not use corporate property, information or position for personal gain, or compete with the Company for personal gain.

•	The Personnel shall not make any personal investments in any competitor, customer or supplier of the Company without the prior approval of the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board of Directors”) if there is a possibility of conflict of interest.

•	Any giving or receiving of gifts and entertainment shall be made with a view to full compliance with both the spirit and the provisions of this Code. Any giving or receipt of a gift or entertainment that is intended to or is likely to affect business decision on the part of the Personnel or the counterpart of such Personnel should be checked in advance with the CCO. Any gifts of cash or cash equivalents (including gift certificates, etc.) in any amount are prohibited and must be returned promptly to the donor. Please note that the Company’s customers and business partners also generally maintain policies concerning receiving gifts and entertainment, and please be careful not to cause any violation of such policies on the part of customers or business partners.

•	The Personnel shall not enter into any business relationship on behalf of the Company with a close relative or friends, for example, as a supplier or advisor, without first consulting the CCO.
If a conflict of interest situation cannot be avoided, or if there is any question as to whether there is such conflict of interest involving your activities or relationships, please consult with the CCO.
Moreover, the Personnel shall become familiar with and adhere to the following guidelines concerning insider trading:
•	The Personnel shall not profit from non-public information relating to the Company or any other company. The Personnel shall not purchase or sell any of the Company’s securities while in possession of material non-public information relating to the Company. Also, no Personnel may purchase or sell securities of any other company while in possession of any material non-public information relating to such company.

•	It is also prohibited for any Personnel to pass any material non-public information on to someone who may purchase or sell securities.

•	Any Personnel who has any question concerning the potential purchase or sale of securities of the Company or any other company he or she becomes familiar with as a result of his or her employment with the Company should consult with the CCO before making any such purchase or sale.
7. Protection and Proper Use of Company Assets
Any use of the Company’s assets that is not for a legitimate business purpose directly affects the Company’s profitability. Accordingly, the Personnel shall protect, and ensure the efficient use of, the Company’s assets.
Furthermore, the Personnel of the Company have an obligation to ensure that the resources of the Company are used for appropriate purposes. For example, the Company shall not provide its organization, funds, personnel and/or facilities, etc., for a political cause and shall not support or oppose any political party or candidate.
8. Internal Controls and Public Disclosure
One of the key goals of the Company is to establish and maintain an effective system of internal control and disclosure, and provide accurate and timely disclosure in documents the Company files with or submits to the SEC and other relevant supervisory bodies.
The Personnel shall, to the extent applicable, record and report all transactions accurately and in a timely manner. The Personnel shall not engage in, authorize or acquiesce in any activity in furtherance of accounting fraud or irregularity, including but not limited to, falsifying records. If any such wrongful activity is suspected, a report shall be made immediately to the Audit Committee and the CCO, and prompt action shall be taken to address any such wrongful activity.
The Personnel shall fully cooperate with the Accounting, Finance and Investor Relations Teams so that the Company may fulfill financial reporting and periodic disclosure requirements of the Company in a timely manner.
All Personnel involved in the Company’s disclosure process, including the Chief Executive Officer and the Chief Financial Officer, shall become familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s reports and documents filed with or submitted to the SEC (or any other relevant governmental authority) comply in all material respects with the applicable laws and governmental rules and regulations.
Each Personnel involved in the Company’s disclosure process shall comply with the following guidelines:
•	The Personnel shall familiarize himself or herself with the disclosure requirements applicable to the Company, as well as the business and financial operations of the Company.

•	The Personnel shall not knowingly misrepresent, or cause others to misrepresent, facts concerning the Company to others, including to its outside auditors and governmental regulators.

•	The Personnel shall review and analyze any proposed disclosure to ensure accuracy and completeness (or, where appropriate, delegate this task to others).
Chapter 3. Compliance with the Code
9. Promoting Compliance

The Head of each Department shall ensure that the employees in his/her Department is provided with adequate opportunity to fully understand this Code, and also take appropriate preventive measures to ensure that any employee in his/her Department will not violate this Code.
10. Enforcement
All Personnel shall comply with the provisions of this Code.
In the event any Personnel is encouraged or required to act or omit to act in a manner which would likely result in a violation of this Code, or any Personnel becomes aware of any existing or potential violation of this Code, such Personnel shall notify the CCO immediately. Any failure on the part of Personnel to provide such notice of existing or potential violation of this Code shall constitute a violation of this Code.
No Personnel may retaliate against any other Personnel for making a report of potential violations that is made in good faith.
The Company shall immediately take appropriate measures to address any violation of this Code upon consultation with the Audit Committee. The Audit Committee is responsible for supervising compliance with this Code. The Company shall follow the following procedures to enforce this Code:
•	The CCO shall promptly submit a report of any existing or potential violation to the Audit Committee.

•	The Audit Committee shall take all appropriate measures to investigate any reported violation. All reported violations shall be treated confidentially to the extent reasonably possible.

•	Upon finding of a violation, the Audit Committee shall provide a report to the Board of Directors, in the case of directors and executive officers, or the CCO, in the case of employees.

•	Upon receipt of a notice of violation of this Code, and subject to applicable laws and regulations and the Company’s Articles of Incorporation, the Board of Directors (or the CCO) shall take such disciplinary or preventive action as the Board of Directors (or the CCO) deems appropriate, up to and including dismissal or, in the event of criminal or other material violations of law, notification of appropriate governmental authorities.
All Personnel are reminded to exercise discretion and judgment to ensure proper adherence to the principles and procedures set forth in this Code. In case of any doubt or question concerning compliance, please consult with the CCO. Any report of violation or any complaint regarding prohibited conduct under this Code may be sent by mail, on a no-name basis, to the following address:
Gravity Co., Ltd.
14/F Meritz Tower

825-2 Yeoksam-Dong, Gangnam-Gu
Seoul, Korea
Attention: Chief Compliance Officer
In case of any violation of this Code, the Company shall seek to ensure that such violation does not recur, including by conducting training of the Personnel, as appropriate.
11. Interpretation of this Code
All questions regarding the matters set forth in this Code, including those not specifically addressed or provided in this Code, shall be directed to the CCO.
12. Waivers and Amendments
The Company may grant waivers of provisions of this Code in appropriate circumstances. A waiver of any provision of this Code may be granted only by the Board of Directors. Any grant of waiver shall be disclosed as required by applicable law or regulation.
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No Rights Created
This Code is a statement of certain fundamental principles, policies and procedures that the Personnel should adhere to in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.
This Code was approved by the Board of Directors on June 26, 2006. This Code shall become effective on June 27, 2006.